EXHIBIT (11)

July 18, 2007

Securities and Exchange Commission
100 F Street NE
Washington DC 20549

RE:   Waddell & Reed Advisors Funds, Inc.
         Pre-Effective Amendment No. 2

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of Waddell & Reed Advisors Bond Fund (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-14, filed by Waddell & Reed Funds, Inc. on behalf of the Fund, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/Kristen A. Richards
Kristen A. Richards
Vice President, Associate General Counsel
     and Assistant Secretary